Exhibit 3.106

BRANDYWINE CIRA, LLC

FIRST AMENDED AND RESTATED
OPERATING AGREEMENT

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is entered into as of the ____ day of June, 2004 and amends and restates in its entirety the Operating Agreement dated as of the 19th day of June, 2003, by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP”), the only admitted Member of Brandywine Cira, LLC, a Pennsylvania limited liability company (the “Company”), and the Company.

1.   Organization. BOP hereby organizes the Company as a limited liability company under the Pennsylvania Limited Liability Company Law of 1994, and the provisions of this Agreement and, for that purpose, has caused a Certificate of Organization to be prepared, executed and filed with the Department of State of the Commonwealth of Pennsylvania on the same date as first above written.

2.   Purpose. The Company is organized to pursue any lawful purpose except for the purposes of banking or insurance.

3.   Term. The term of the Company shall commence upon the filing of the Certificate of Organization with the Department of State of the Commonwealth of Pennsylvania and shall continue until terminated by majority vote of its Member(s), at which time the then existing Member(s) shall file a Certificate of Dissolution with the Department of State of the Commonwealth of Pennsylvania.

4.   Principal Place of Business. The Company’s principal place of business in the Commonwealth of Pennsylvania shall be such place as its Member(s), in its/their discretion, shall determine.

5.   Management. The Company shall be managed by its Member(s). BOP hereby designates as its agents: Gerard H. Sweeney, President and Chief Executive Officer, H. Jeffrey DeVuono, Senior Vice President and Assistant Secretary, Christopher P. Marr, Senior Vice President and Chief Financial Officer, Anthony A. Nichols, Jr., Senior Vice President and Assistant Secretary, Anthony S. Rimikis, Senior Vice President and Assistant Secretary, David Ryder, Senior Vice President and Assistant Secretary, George Sowa, Senior Vice President and Assistant Secretary, Brad A. Molotsky, Senior vice President, General Counsel and Secretary, George Johnstone, Vice President and Assistant Secretary, Joseph McCawley, Vice President and Assistant Secretary, William Redd, Vice President and Assistant Secretary, Phil Schenkel, Vice President and Assistant Secretary, Leon Shadowen, Vice President and Assistant Secretary, Jean Sitler, Vice President and Assistant Secretary, Suzanne Stumpf, Senior Vice President and Assistant Secretary, and Jeff Weinstein, Vice President and Assistant Secretary. While serving in such capacities, Messrs. Sweeney, DeVuono, Marr, Nichols, Jr., Rimikis, Ryder, Sowa, Molotsky, Johnstone, McCawley, Redd, Schenkel, Shadowen and Weinstein and Ms. Sitler and Ms. Stumpf shall have the power and authority to execute and deliver in the name of and on behalf of the Company any and all documents which any of them may deem necessary, desirable or appropriate, subject, however, to the control of its Member(s), and shall make such reports of the affairs of the Company to the Member(s) as the Member(s) may require. Such designation by BOP shall not cause BOP to cease to be a Member of the Company, nor shall such designation be deemed to confer Member(s) status, rights or interests upon Messrs. Sweeney, DeVuono, Marr, Nichols, Jr., Rimikis, Ryder, Sowa, Molotsky, Johnstone, McCawley, Redd, Schenkel, Shadowen and Weinstein or upon Ms. Sitler or Ms. Stumpf. Such designation notwithstanding, BOP retains the power and authority to manage and control the business and affairs of the Company, including the right to remove and replace the foregoing individuals as its agents.

6.   Limitation of Liability. No person designated pursuant to this Agreement as authorized to act on behalf of the Company shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any action or inaction performed (or not performed) in good faith by him with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

7.   Additional Members. Additional Members shall be admitted only upon the written agreement of BOP. The terms and conditions of this Agreement may not be modified or amended except by a written agreement signed by BOP.

8.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law rules in that jurisdiction.

IN WITNESS WHEREOF, the undersigned has, through its duly authorized representative, set its hand as of the date first written above.

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	BRANDYWINE REALTY TRUST, Its General Partners

By:	/s/ Gerard H. Sweeney
	Name:	Gerard H. Sweeney
	Title:	President and Chief Executive Officer

BRANDYWINE CIRA, LLC

By:	/s/ Gerard H. Sweeney
	Name:	Gerard H. Sweeney
	Title:	President and Chief Executive Officer